UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 22, 2006

Wave Wireless Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-25356	77-0289371
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

255 Consumers Road, Suite 500, Toronto, Ontario		M2J 1R4
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	416-502-3200

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On August 22, 2006, the Registrant received notice that it was delinquent in respect to filing its quarterly financial report, on form 10-QSB, for the period ended June 30, 2006. As such, the Registrant was not current on its reporting obligations and would be removed from the OTC Bulletin Board if the delinqency was not cured by September 21, 2006.

On September 21, 2006, the Registrant had still not become current on its reporting requirements and, as a result, the Registrant's common stock was removed from the OTC Bulletin Board. Trading of the Registrant's stocks is now done through the "pink sheets" under the trading symbol "WVWC.PK"

Item 8.01 Other Events.

On September 25, 2006, the Registrant entered into a non-binding Letter of Intent with VCom Inc. ("VCom") for the sale of the operating assets of the Registrant's wholly-owned subsidiary, WaveRider Communications Inc. ("WaveRider"), subject to completion of due diligence and satisfaction of certain terms and conditions.

Under the terms of the proposed agreement, VCom will acquire the operational assets related to WaveRider's 900 MHz product line, including all of the inventory, accounts receivable and capital assets. In addition, VCom will acquire the intellectual property, website, domain name, books and records, product manuals, marketing and technical materials, customer lists and sales contracts. Upon completion, VCom will assume responsibility for the warranty support of WaveRider’s existing 900 MHz customer base and continue the employment of certain WaveRider employees, related to the business.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Wave Wireless Corporation

September 29, 2006	By:	T. Scott Worthington

Name: T. Scott Worthington
Title: Vice President and CFO